Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza and Autoliv Announce Commercial Manufacturing and Supply Agreement
for Heat Packages Used in Single-Dose Staccato® System
Palo Alto, California — November 5, 2007 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) and Autoliv ASP Inc., the North American subsidiary of Sweden-based Autoliv Inc. (NYSE: ALV and SSE: ALIV), today announced the completion of a commercial manufacturing and supply agreement for chemical heat packages, a key component of Alexza’s novel single-dose Staccato® system. The portable and easy to use single-dose Staccato devices each contain a metal heat package that is chemically heated through a battery-initiated reaction of energetic materials. Alexza single-dose Staccato devices are used in a majority of its current product candidates.
Autoliv will manufacture the chemical heat packages of the single-dose Staccato system. Autoliv is the worldwide leader in automotive safety, and a pioneer in the development of seatbelts and airbags. Autoliv has more than 40 years of experience in developing systems using energetic materials and continues to stand apart as a leader not only in technology but also in its manufacturing techniques.
Mike Ward, President of Autoliv’s North American Division, said, “As the largest manufacturer of airbags and seatbelts worldwide, our business focus is saving lives. Partnering with Alexza to manufacture a component of an effective delivery technology for drug therapies based on the use of energetic materials is a natural extension of what we are already doing every day.”
“With the completion of this supply agreement with Autoliv, we are executing on our global commercial manufacturing supply strategy. Our strategy includes solidifying supply relationships with leading companies for each of the key device components of our Staccato-based products,” said Thomas B. King, President and CEO of Alexza. “Autoliv’s quality excellence, cost efficiency and technological leadership in manufacturing with energetic materials makes Autoliv an ideal strategic partner for us, as we advance our product candidates into late-stage development and toward commercialization.”
About Autoliv
Autoliv Inc. develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 42,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in 12 countries around the world, including 21 test tracks, more than any other automotive safety supplier. Sales in 2006 were US $6.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the Stockholm Stock Exchange (SSE: ALIV).

About Alexza Pharmaceuticals
Alexza Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has six product candidates in development; AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic and bipolar disorder patients, AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches, AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain and AZ-007 (Staccato zaleplon) for the treatment of insomnia.
Safe Harbor Statement
This press release includes forward-looking statements regarding the Company’s device technology and product candidates. Any statement describing a product candidate or Alexza’s goals, expectations, intentions or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs that are intended to be safe and effective for use as therapeutics. Alexza’s forward-looking statements also involve assumptions that, if they do not materialize or prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These statements are based only on facts and factors known by Alexza as of the date hereof. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings “ If we do not produce our devices cost effectively, we will never be profitable.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “ If we experience problems with the manufacturers of components of our product candidates, our development programs may be delayed or we may be subject to liability.”, and “ If we enter into additional strategic partnerships, we may be required to relinquish important rights to and control over the development of our product candidates or otherwise be subject to terms unfavorable to us.”. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King President & CEO 650.687.3900 tking@alexza.com